Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com
FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND
FULL-YEAR 2017 RESULTS
Records a $458 million non-cash charge
related to changes in U.S. tax legislation

PLYMOUTH, MN, February 19, 2017 - The Mosaic Company (NYSE: MOS) today reported a fourth quarter 2017 net loss of $431 million, compared to net income of $12 million in the fourth quarter of 2016. Fourth quarter loss per share was $1.23, which included a negative impact of $1.57 per share from notable items, primarily related to non-cash charges as a result of changes in U.S. tax legislation. Adjusted earnings per share during the fourth quarter of 2017 were $0.341.
“After a strong fourth quarter, we entered 2018 with positive market momentum and expect this year will be a transformational year for Mosaic,” said Joc O’Rourke, President and Chief Executive Officer. “The addition of Vale Fertilizantes, the construction completion of the Ma’aden phosphate project and progress on the Esterhazy K3 complex further enhance our position as a world class, global fertilizer company.”
Mosaic’s net sales in the fourth quarter of 2017 were $2.1 billion, compared to $1.9 billion last year, primarily driven by higher realized prices throughout the business. Operating earnings during the quarter were $127 million, up from $74 million a year ago, driven by higher gross margins in both Potash and Phosphates.
Cash flow provided by operating activities in the fourth quarter of 2017 was $411 million compared to $323 million in the prior year. Capital expenditures totaled $230 million in the quarter. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $2.2 billion and long-term debt was $5.2 billion as of December 31, 2017. Subsequent to quarter end, the Company used $1.08 billion in cash to close the acquisition of Vale Fertilizantes and pre-paid $200 million on an outstanding term loan.

1 See “Non-GAAP Financial Measures” for additional information and reconciliation.

“We delivered solid operational performance across our three businesses during the fourth quarter,” said Joc O’Rourke.  “Now that the Vale Fertilizantes acquisition is closed, our focus shifts to delivering the targeted $275 million of synergies and operational improvements from the combined Brazil businesses. We are confident in our ability to execute and get back to our through-cycle balance sheet targets by the end of 2020.”
Phosphates

Phosphates Results	4Q 2017 Actual	4Q 2017 Guidance
Average DAP Selling Price	$348	$320 to $350
Sales Volume	2.5 million tonnes	2.3 to 2.6 million tonnes
Phosphate Production	79% of operational capacity	Low to Mid 80% range
Net sales in the Phosphates segment were $1.0 billion for the fourth quarter, up from $896 million last year, driven by higher average realized sales prices. Gross margin was $133 million, or 13 percent of net sales, compared to $84 million, or nine percent of net sales, for the same period a year ago. The increase in the fourth quarter gross margin per tonne to $53 from $34 in the prior year period was primarily driven by higher realized sales prices and lower phosphate rock costs, partially offset by higher ammonia and sulfur costs.
The fourth quarter average DAP selling price, FOB plant, was $348 per tonne, compared to $317 per tonne a year ago. Phosphates segment total sales volumes were 2.5 million tonnes, flat with last year.
Mosaic’s North American finished phosphate production was 2.3 million tonnes, or 79 percent of operational capacity, compared to 2.5 million tonnes, or 84 percent of operating capacity, during the fourth quarter of 2016. Mosaic’s Plant City, Florida chemical plant was temporarily idled on December 10, 2017.
Potash

Potash Results	4Q 2017 Actual	4Q 2017 Guidance
Average MOP Selling Price	$188	$175 to $195
Sales Volume	2.2 million tonnes	1.9 to 2.2 million tonnes
Potash Production	87% of operational capacity	Low 80% range
Net sales in the Potash segment totaled $496 million for the fourth quarter, up from $407 million last year, driven by higher average realized sales prices and higher sales volumes. Gross margin was $114 million, or 23 percent of net sales, compared to $66 million, or 16 percent of net sales a year ago. The improvement in gross margin per tonne to $51 from $33 in the prior year period is primarily driven by higher average realized sales prices, partially offset by higher production costs as a result of an increase in production at the higher cost Colonsay mine and planned maintenance at the lower cost Esterhazy mine.

The fourth quarter average MOP selling price, FOB plant, was $188 per tonne, up from $169 per tonne a year ago. The Potash segment’s total sales volumes for the fourth quarter were 2.2 million tonnes, up from 2.0 million tonnes last year.
Potash production for the fourth quarter was 2.1 million tonnes, or 87 percent of operational capacity, up from 82 percent last year when the Company’s Colonsay mine was temporarily idled.
International Distribution (ID)

ID Results	4Q 2017 Actual	4Q 2017 Guidance
Sales Volume	1.9 million tonnes	1.5 to 1.8 million tonnes
Gross Margin per Tonne	$24 per tonne	Around $20 per tonne
Net sales in the International Distribution segment were $713 million for the fourth quarter, up from $684 million last year, driven by higher average realized selling prices. Gross margin was $45 million, or $24 per tonne, compared to $59 million, or $31 per tonne for the same period a year ago. The year-over-year decrease in gross margin per tonne is driven by a decline in blending margins in Brazil as a result of competitive pressures.
The fourth quarter average selling price was $370 per tonne, compared to $354 per tonne a year ago. International Distribution segment total sales volumes were 1.9 million tonnes, flat with last year’s levels.
Other
Selling, General and Administrative (SG&A) expenses were $83 million for the fourth quarter, up from $75 million last year, in part as a result of bad debt expense of $4 million in the International Distribution business.
Impact of changes in U.S. tax legislation
The enactment of the Tax Cuts and Jobs Act resulted in a non-cash $458 million charge during the fourth quarter of 2017. Additionally, while the Company’s long term, through-cycle tax rate is expected to decline marginally from the low 20 percent range, Mosaic anticipates an approximate $200 million reduction in cash taxes paid over the next five year period. The estimated effective tax rate for 2018 is in the 20 percent range.
Full-year 2017 results (unaudited)
For the 12 months ended December 31, 2017, net loss was $107 million, or $0.31 per share, compared to net earnings of $298 million, or $0.85 per share in 2016. Full-year adjusted earnings per share of $1.09 exclude the negative impact of a $1.40 of notable items, primarily related to non-cash charges as a result of the recently enacted U.S. tax reform. The $458 million non-cash charge is driven by the revaluation of our tax assets as of December 31, 2017. Net sales were $7.4 billion, up from $7.2 billion a year ago. Full-year operating earnings were $466 million, up from $319 million last year, primarily driven by higher average realized sales prices and higher sales volumes in potash.

Full-year selling, general and administrative (SG&A) expenses were $301 million, the lowest in eight years reflecting on-going progress on cost savings initiatives. Net cash provided by operating activities was $936 million and capital expenditures including investments in MWSPC were $883 million.
Financial Guidance
“We are optimistic about 2018,” O’Rourke said. “We are seeing improving market conditions in both potash and phosphates, which, combined with benefits from our actions across our three business units, puts Mosaic in an excellent position to create value for all of our stakeholders.”
In order to simplify and provide incremental insight into the Company’s operational performance, Mosaic made several changes to the presentation of financials and operating metrics, which can be found on mosaicco.com/investors. The Company is also making modifications to its quarterly and annual guidance approach.
For the first quarter of 2018, Mosaic expects:

	Sales Volumes millions of tonnes (finished product)	Gross Margin
Potash	1.7 - 2.0	$50 - $60 per tonne
Phosphates	1.9 - 2.2	$55 - $65 per tonne
Mosaic Fertilizantes	1.4 - 1.7	$25 - $35 per tonne
Corporate and Other		$(15) - $0 million
The Company is not providing forward looking guidance for U.S. GAAP reported earnings per diluted share or a quantitative reconciliation of forward-looking adjusted earnings per diluted share. Please see "Non-GAAP Financial Measures" for additional information.  EPS guidance is based on preliminary estimates of asset values and depreciation for the acquired Vale Fertilizantes business which are expected to be finalized during 2018.

For calendar 2018, Mosaic expects:

$ in millions except per share	Full Year 2018
Adjusted earnings per share	$1.00 - $1.50 per share
SG&A	$325 - $350
CAPEX	$900 - $1,100

Millions of tonnes	Full Year 2018 Sales Volumes
Potash	8.2 - 9.0*
Phosphates	8.2 - 9.0
Mosaic Fertilizantes	9.5 - 10.3
*Reflects a change in Canpotex accounting methodology due to the adoption of new revenue recognition standards. Canpotex will now recognize revenue when product is delivered to final destination, compared to the prior method which recognized revenue at time of shipment from the port. The estimated timing impact on first quarter 2018 and full year 2018 sales volumes is a reduction of approximately 300,000 tonnes.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, February 20, 2018, at 9:00 a.m. Eastern Time to discuss fourth quarter 2017 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits and synergies of our acquisition of the global phosphate and potash operations of Vale S.A. conducted through Vale Fertilizantes S.A. (now known as Mosaic Fertilizantes P&K S.A.) (the “Transaction”), other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits and synergies of the Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies.
Adjusted EPS is defined as diluted net earnings per share, excluding the impact of notable items. Notable items impact on diluted net earnings per share is calculated as notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that adjusted EPS provides securities analysts, investors and others, in addition to management, with useful supplemental information regarding our performance by excluding certain items that may not be indicative of or are unrelated to our core operating results. Management utilizes adjusted EPS in analyzing and assessing Mosaic’s overall performance, for financial and operating decision-making, and to forecast and plan for the future periods. Adjusted EPS also assists our management in comparing our and our competitors' operating results.
We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share or a quantitative reconciliation of forward-looking adjusted EPS because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations of adjusted EPS to diluted net earnings per share for the fourth quarter of 2017 and full-year 2017 are provided below. Reconciliations for historical periods beginning with the quarter ended September 30, 2016 are provided under “Consolidated Data” in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Diluted earnings per share, as reported	$(1.23)	$0.03	$(0.31)	$0.85
Impact of notables from quarterly tables*	$(1.57)	$(0.23)	$(1.40)	$(0.03)
Adjusted diluted earnings per share	$0.34	$0.26	$1.09	$0.88

*Notable items for each quarter in the twelve-month periods presented above are detailed in the quarterly earnings releases for the related period, each of which is furnished as Exhibit 99.1 to the Current Report on Form 8-K filed to report that quarter’s earnings results.

For the three months ended December 31, 2017, the Company reported the following notable items which, combined, negatively impacted earnings per share by $1.57:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(27)	$2	$(0.07)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(17)	1	(0.05)
Fees related to purchase of Vale assets	Corporate and Other	Other operating income (expense)	(12)	—	(0.04)
Pre-issuance hedging gain (loss)	Consolidated	Interest expense	(2)	—	—
Resolution of royalty matter	Potash	Cost of goods sold	—	2	0.01
Asset write-off	Phosphates	Other operating income (expense)	(8)	1	(0.02)
Restructuring	Phosphates	Other operating income (expense)	(20)	2	(0.05)
ARO adjustment	Phosphates	Other operating income (expense)	(11)	1	(0.03)
Discrete tax items relating to changes in US tax legislation	Consolidated	(Provision for) benefit from income taxes	—	(458)	(1.30)
Other discrete tax items	Potash	(Provision for) benefit from income taxes	—	(5)	(0.02)
Total Notable Items			$(97)	$(454)	$(1.57)
For the three months ended December 31, 2016, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.23:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction (loss) gain	Consolidated	Foreign currency transaction (loss) gain	$(30)	$(2)	$(0.09)
Unrealized gain (loss) on derivatives	Corporate & Other	Cost of goods sold	(4)	—	(0.01)
Water loss expense	Phosphates	Other operating expenses	(10)	(1)	(0.03)
ARO adjustment	Phosphates	Other operating expenses	(21)	(2)	(0.07)
Discrete tax items	Consolidated	Benefit from income taxes	—	(7)	(0.02)
Pension de-risking	Consolidated	Other operating expenses	(6)	—	(0.02)
Costs related to purchase of Vale Fertilizantes Business	Corporate & Other	Other operating expenses	(4)	—	(0.01)
Gain on sale of equity investment	Phosphates	Other expense	7	1	0.02
Depletion adjustment	Phosphates	Cost of goods sold	9	1	0.03
Realized loss on RCRA Trust securities	Phosphates	Other expense	(10)	(1)	(0.03)
Total Notable Items			$(69)	$(11)	$(0.23)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net sales	$2,091.9	$1,862.0	$7,409.4	$7,162.8
Cost of goods sold	1,811.8	1,656.0	6,566.6	6,352.8
Gross margin	280.1	206.0	842.8	810.0
Selling, general and administrative expenses	83.1	74.6	301.3	304.2
Other operating expenses	70.0	57.8	75.8	186.8
Operating earnings	127.1	73.6	465.7	319.0
Interest (expense), net	(39.7)	(27.2)	(138.1)	(112.4)
Foreign currency transaction gain (loss)	(26.7)	(30.1)	49.9	40.1
Other expense	(1.5)	(4.6)	(3.5)	(4.3)
Earnings from consolidated companies before income taxes	59.2	11.7	374.0	242.4
(Benefit from) provision for income taxes	490.2	(5.5)	494.9	(74.2)
Earnings (loss) from consolidated companies	(431.0)	17.2	(120.9)	316.6
Equity in net earnings (loss) of nonconsolidated companies	1.2	(2.6)	16.7	(15.4)
Net earnings (loss) including noncontrolling interests	(429.8)	14.6	(104.2)	301.2
Less: Net earnings attributable to noncontrolling interests	1.3	2.6	3.0	3.4
Net earnings (loss) attributable to Mosaic	$(431.1)	$12.0	$(107.2)	$297.8
Diluted net earnings (loss) per share attributable to Mosaic	$(1.23)	$0.03	$(0.31)	$0.85
Diluted weighted average number of shares outstanding	351.0	351.6	350.9	351.7

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$2,153.5	$673.1
Receivables, net	642.6	627.8
Inventories	1,547.2	1,391.1
Other current assets	273.2	365.7
Total current assets	4,616.5	3,057.7
Property, plant and equipment, net	9,711.7	9,198.5
Investments in nonconsolidated companies	1,089.5	1,063.1
Goodwill	1,693.6	1,630.9
Deferred income taxes	254.6	836.4
Other assets	1,267.5	1,054.1
Total assets	$18,633.4	$16,840.7
Liabilities and Equity
Current liabilities:
Short-term debt	$6.1	$0.1
Current maturities of long-term debt	343.5	38.8
Structured accounts payable arrangements	386.2	128.8
Accounts payable	540.9	471.8
Accrued liabilities	754.4	837.3
Total current liabilities	2,031.1	1,476.8
Long-term debt, less current maturities	4,878.1	3,779.3
Deferred income taxes	1,117.3	1,009.2
Other noncurrent liabilities	967.8	952.9
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2017 and 2016	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 388,998,498 shares issued and 351,049,649 shares outstanding as of December 31, 2017, 388,187,398 shares issued and 350,238,549 shares outstanding as of December 31, 2016	3.5	3.5
Capital in excess of par value	44.5	29.9
Retained earnings	10,631.1	10,863.4
Accumulated other comprehensive income	(1,061.6)	(1,312.2)
Total Mosaic stockholders’ equity	9,617.5	9,584.6
Non-controlling interests	21.6	37.9
Total equity	9,639.1	9,622.5
Total liabilities and equity	$18,633.4	$16,840.7

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net cash provided by operating activities	$411.2	$322.5	$935.5	$1,260.2
Cash Flows from Investing Activities:
Capital expenditures	(230.2)	(209.4)	(820.1)	(843.1)
Purchases of available-for-sale securities - restricted	(130.0)	(925.0)	(1,676.3)	(1,659.4)
Proceeds from sale of available-for-sale securities - restricted	124.4	890.4	1,658.1	1,029.3
Proceeds from sale of assets	231.6	—	300.7	0.9
Investments in nonconsolidated companies	—	—	(62.5)	(244.0)
Investments in consolidated affiliate	(1.8)	(39.0)	(49.5)	(169.0)
Proceeds from sale of equity investment	—	17.8	—	—
Other	(18.5)	(0.9)	(18.2)	19.3
Net cash (used in) investing activities	(24.5)	(266.1)	(667.8)	(1,866.0)
Cash Flows from Financing Activities:
Payments of short-term debt	(78.2)	(87.6)	(601.4)	(421.3)
Proceeds from issuance of short-term debt	23.3	35.1	631.4	397.0
Payments of structured accounts payable arrangements	(179.7)	(188.5)	(418.5)	(792.2)
Proceeds from structured accounts payable arrangements	193.0	92.3	666.8	433.6
Payments of long-term debt	(96.0)	(726.1)	(102.2)	(769.1)
Proceeds from issuance of long-term debt	1,249.9	720.0	1,251.4	720.0
Payment of financing costs	(15.4)	(3.7)	(15.4)	—
Repurchases of stock	—	—	—	(75.0)
Cash dividends paid	(8.8)	(96.3)	(210.6)	(385.1)
Other	1.5	0.3	(0.7)	3.5
Net cash provided by (used in) financing activities	1,089.6	(254.5)	1,200.8	(888.6)
Effect of exchange rate changes on cash	(8.3)	(10.0)	14.5	68.8
Net change in cash and cash equivalents	1,468.0	(208.1)	1,483.0	(1,425.6)
Cash and cash equivalents - beginning of period	726.4	919.5	711.4	2,137.0
Cash and cash equivalents - end of period	$2,194.4	$711.4	$2,194.4	$711.4

	Years Ended December 31,
	2017	2016	2015

Reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets to the consolidated statements of cash flows:
Cash and cash equivalents	$2,153.5	$673.1	$1,276.3
Restricted cash in other current assets	8.3	7.0	9.3
Restricted cash in other assets	32.6	31.3	851.4
Total cash, cash equivalents and restricted cash shown in the unaudited statement of cash flows	$2,194.4	$711.4	$2,137.0

Earnings Per Share Calculation

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net earnings attributed to Mosaic	$(431.1)	$12.0	$(107.2)	$297.8
Basic weighted average number of shares outstanding	351.0	350.2	350.9	350.4
Dilutive impact of share-based awards	—	1.4	—	1.3
Diluted weighted average number of shares outstanding	351.0	351.6	350.9	351.7
Basic net earnings per share	$(1.23)	$0.03	$(0.31)	$0.85
Diluted net earnings per share	$(1.23)	$0.03	$(0.31)	$0.85

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